UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 1, 2005

TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26580 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 880-5656

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

     On December 14, 2004, Tekelec (the “Company”) entered into an Office Lease (the “Lease”) with Grenhill Development Corporation, which is now known as Grenhill Investment Corporation (“Landlord”). Pursuant to the Lease, the Company agreed to lease approximately 22,400 square feet of office space in a new building under construction in Westlake Village, California. The Company planned to relocate its principal executive offices from their current location in Calabasas, California to the new building.

     Article 2 of the Lease states that if it appears that the Landlord cannot deliver possession of the premises to the Company by April 17, 2005 (the “Outside Date”), the Company is permitted, by giving 15 days prior written notice to the Landlord, to terminate the Lease. Once the written notice is received by the Landlord, the Landlord has five days to provide the Company with assurances, reasonable to the Company, that the Landlord will be able to successfully complete construction of the building and deliver the premises by the Outside Date.

     After being notified by the Landlord that it would be unable to deliver possession of the premises by the Outside Date, the Company notified the Landlord, in writing on April 1, 2005, that the Company was terminating the Lease in accordance with Article 2 thereof. The Landlord disputes the Company’s right to terminate the Lease.

     The foregoing description of the Lease is qualified in its entirety by reference to the Lease which is included as Exhibit 10.19 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Commission on March 31, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: April 7, 2005	By:	/s/ Frederick M. Lax
Frederick M. Lax
Chief Executive Officer and President